Exhibit 10.1

FIRST AMENDMENT
TO
AMENDED AND RESTATED
SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN AGREEMENT

A. The Amended and Restated Supplemental Executive Retirement Plan Agreement (the "SERP") entered into February 25, 2016, by and between HarborOne Bank ("HarborOne") and Joseph Casey (the "Executive") is hereby amended as follows, effective as of March 31, 2022 (the "Effective Date"):

1. Section 1(e) is hereby amended by adding the following at the end thereof:

> "In addition, notwithstanding the foregoing, an event shall not be deemed a "Change in Control" for purposes of this Agreement unless such event also constitutes a change in the ownership or effective control of the Company, or in the ownership of a substantial portion of the assets of the Company, as such change is defined in Code Section 409A and regulations thereunder."

2. Effective as of the first anniversary of the Effective Date, Section 1(o) is hereby amended by (i) deleting the phrase "the Executive attains age 65 while still employed by HarborOne" and replacing it with "Intentionally Omitted" and (ii) deleting the phrase "the voluntary termination of the Executive's employment by HarborOne other than for Cause, provided that such termination results in a Separation from Service" and replacing it with "the termination of the Executive's employment other than a termination by HarborOne for Cause, provided that such termination results in a Separation from Service."

3. Section 5 of the Agreement is hereby amended by adding the following new Section 5(c) at the end thereof:

> "(c) The Company and the Executive intend that the Agreement comply with the provisions of Code Section 409A to prevent the inclusion in gross income of any amounts deferred hereunder in a taxable year prior to the year in amounts are actually paid to the Executive or Beneficiary. This Agreement shall be construed,

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administered and governed in a manner that affects such intent, and the Company shall not take any action that would be inconsistent therewith."

4. Section 12 is hereby amended by adding the following new paragraph at the end thereof:

"The Company and the Executive may, subject to the terms hereof, amend this Agreement to delay the timing or change the form of payments. Any such amendment (i) must take effect not less than twelve (12) months after the amendment is made; (ii) must, for benefits distributable due solely to the arrival of a specified date, or on account of Separation from Service or Change in Control, delay the commencement of distributions for a minimum of five (5) years from the date the first distribution was originally scheduled to be made; (iii) must, for benefits distributable due solely to the arrival of a specified date, be made not less than twelve (12) months before distribution is scheduled to begin; and (iv) may not accelerate the time or schedule of any distribution."

B. The effective date of this First Amendment shall be March 31, 2022.

C. Except as otherwise amended herein, the Agreement is confirmed in all other respects.

Executed effective as of the date set forth above by the parties thereto and, in the case of HarborOne, its duly authorized officer.

HARBORONE BANK

By:

Title: Chief Executive Officer

EXECUTIVE:

Joseph F. Casey

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